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                                                                    Exhibit 99.2

                                  SCHEDULE F

                       Adelphia Business Solutions, Inc.

               Form of Financial Information and Operating Data
              of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:          12/31/99

Unaudited
                                                  Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                                $ 30,700.7
Total Capital Expenditures                   $ 14,362.8
Total EBITDA                                 $  9,989.8

 Gross Property, Plant & Equipment           $300,589.5

STATISTICAL DATA(b):
As of December 31, 1999:
Networks in Operation:                                7
Route Miles                                       3,475
Fiber Miles                                     159,063
Buildings connected                               1,012
LEC-COs collocated                                   61
Voice Grade Equivalent Circuits                 897,120
Access Lines Sold                               108,513
Access Lines Installed                           96,649

(a) Financial Data represents 100% of the operations of all entities except Adelphia Business Solutions of Florida. Adelphia Business Solutions of Florida's ownership in the Jacksonville network is 20%

(b) Statistical Data represents 100% of operating data for all entities.